Exhibit 3.59

Date. 06/01/2015

Receipt Number. 6026153

Amount Paid: $70.00

RECEIVED

JUN 01 2015

Utah Div. of Corp. & Comm. Code

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KILGORE PARTNERS, L.P.

The undersigned persons hereby establish a limited partnership (the “Limited Partnership”) pursuant to the Utah Uniform Limited Partnership Act, 48-2e-101 et seq. (the “Act”), and execute this certificate of limited partnership:

FIRST: The name of the Limited Partnership is KILGORE PARTNERS, L.P.

SECOND: The address of the initial registered office of the Limited Partnership is 10 E. South Temple, Ste. 850, Salt Lake City, UT 84133. The name of its initial registered agent at such address is Corporation Service Company. The registered agent accepts such appointment by his signature below.

THIRD: The address of the Limited Partnership’s principal place of business where the records required to be maintained by Section 48-2e-201 of the Act are to be kept is 7057 W. 2100 S., Magna, Utah 84044, its mailing address is P.O. Box 869 Magna, Utah 84044.

FOURTH: The Limited Partnership shall be managed by its general partners. It is fundamental to the organization and internal affairs of the Limited Partnership that the limited partners of the Limited Partnership have limited liability as provided under the Act. The name and business address of the initial general partner of the Limited Partnership are as follows:

Summit Materials, LLC, in its capacity as General Partner

1550 Wynkoop

3rd Floor

Denver, CO 80202

FIFTH: The period of duration of the Limited Partnership will be 99 years, unless sooner dissolved pursuant to the partnership agreement or the written consent of all the partners.

SIXTH: The Limited Partnership is organized for any legal and lawful business purpose pursuant to the Act.

Dated: June 1, 2015.

GENERAL PARTNER:
Summit Materials, LLC
By:	/s/ Anne Lee Benedict
Its:	Chief Legal Officer Anne Lee Benedict